EXHIBIT 11



                       CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 6 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 13, 1995, relating to the financial statements and financial highlights appearing in the September 30, 1995 Annual Report to Shareholders of Brandywine Blue Fund, Inc., portions of which are incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus and to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information.


   PRICE WATERHOUSE LLP
   Milwaukee, Wisconsin
   January 31, 1996